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                                                                Exhibit 10.20
                         OPTIMUM HEALTH SERVICES, INC.

                       1998 BONUS PLAN FOR KEY EXECUTIVES



1.       PURPOSE

The purpose of this Plan is to provide supplementary compensation as a reward for past service and an incentive for future service to eligible key executives earned through industry, ability, and exceptional service, contribute materially to the success of the Company.

2.       DEFINITIONS

2.1.     Board of Directors means the Board of Directors of the Company.

2.2.     Bonus Fund means the fund provided for in Article 3 hereof.

2.3. Committee means the Committee of the Board of Directors provided for in Section 4.1 hereof.

2.4.     Company means Optimum Health Services, Inc., a Florida corporation.

2.5. Eligible Employee means any key officer or other salaried executive who is in service at the end of a Taxable Year and who has been designated by the Committee as eligible to receive awards hereunder; provided, however, that if in the judgement of the Committee a key officer or other salaried executive whose service terminated before the end of a Taxable Year has made an outstanding contribution to the Company, he or she may receive a pro rata bonus award despite the early termination of service.

2.6. Net Income means the income of the Company before deduction or provision for federal, state, and local taxes, as determined in accordance with Section 3.2 hereof.

2.7. Plan means this 1998 Bonus Plan for Key Executives of the Company, as it may be amended from time to time.

2.8      Taxable Year means the fiscal year of the Company.

3.       COMPUTATION OF FUND

3.1. There shall be paid into or set aside for a bonus fund (Bonus Fund) for each Taxable Year an amount equal to 10% of the Company's Net Income for that year; provided, however, that the amount of the Bonus Fund for any Taxable year shall not exceed $5 million.
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3.2.     The amount to be paid into or set aside for the Bonus Fund for any
         Taxable year shall be determined in accordance with generally accepted accounting principles consistently applied by the independent public accountants employed to audit the books and records of the Company for that Taxable Year. The determinations of such accountants shall be final, binding, and conclusive upon the Company and all other persons who may at any time have any interest in the Company or the Bonus Fund.

3.3 If all or any part of the amount paid into or set aside for the Bonus Fund for a Taxable Year is not awarded hereunder for that Taxable Year, it shall be carried forward and be available for awards hereunder in subsequent Taxable Years in accordance with Section 5.1 hereof.

4.       ADMINISTRATION OF PLAN

4.1 The Plan shall be administered by the Board of Directors or, in its discretion, a committee consisting of at least two members of the Board of Directors, who shall be appointed by the Board of Directors from among those of its members who are not Eligible Employees (Committee). As used herein, the term "Committee" refers to such committee or, in the absence of the appointment of such committee, to the Board of Directors. The Committee shall have full power and authority to construe, interpret, and administer the Plan. Subject to any applicable provisions of the Company's By-laws, all decisions, actions, or interpretations of the Committee shall be final, conclusive, and binding upon all persons, including the Company and Eligible Employees.

4.2 No present or former member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any bonus awarded hereunder. To the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-laws, each present or former member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer, or employee or under the Company's Certificate of Incorporation or By-laws or otherwise.

5.       AMOUNT AND CONDITION OF AWARDS

5.1 The Committee shall, after the end of each Taxable Year, in its sole discretion, determine the total amount to be allocated for distribution from the Bonus Fund for that Taxable Year, which may be the whole or any part of the Bonus Fund. Any portion of the amount paid into or set aside for the Bonus Fund for any Taxable Year and not so allocated for distribution by the Committee shall be
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         carried forward and, in the discretion of the Committee, may be allocated and distributed in subsequent Taxable Years.

5.2 The Committee shall, in its sole discretion, determine the amount of individual bonus awards for Eligible Employees based on its evaluation of such individual's performance, contribution to the successful management of the Company, industry, service, compensation, Employment Agreement and such other criteria as it shall consider relevant.

5.3 Notwithstanding any other provision of the Plan, the Committee may, in its discretion, allocate all or any portion of the Bonus Fund to one or more Eligible Employees for current and/or future Taxable Years, pursuant to an Employment Agreement or otherwise; provided, however, that any such allocation may not be for more that five consecutive Taxable Years.

6.       PAYMENT OF AWARDS

6.1 Awards for any Taxable Year shall be paid within 30 days after the completion of the audit of the books and records of the Company for such Taxable Year by its independent public accountants.

6.2 Awards shall be deemed additional compensation to the recipient and payroll taxes shall be withheld from payments thereof in accordance with all applicable federal, state, and local laws.

7.       GENERAL RESTRICTIONS

7.1 Nothing in the Plan shall be deemed to give any Eligible Employee the right to continued employment with the Company or to limit or impair the right of the Company to terminate any Eligible Employee with or with out cause at any time. The Plan shall not constitute a contract between the Company and any Eligible Employee. No Eligible Employee shall have any right to be granted an award hereunder, whether or not he or she is selected to participate herein.

7.2 If the Committee shall find that any person to whom any amount is payable under the Plan is unable to manage his or her affairs because of illness or accident, or has died, then any payment due such person hereunder may, if the Committee so directs, be paid to such person's spouse, child(ren), or other relatives, or an institution maintaining or caring for such person, or any other individual or entity deemed by the Committee to be a proper recipient on behalf of such person. Any such payment shall be a complete discharge of any liability of the Plan, the Committee, and the Company therefor.
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8.       AMENDMENT OR TERMINATION

The Board of Directors may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall impair or reduce an award hereunder that was made but not paid prior to such amendment or termination.

9.       EFFECTIVE DATE

The effective date of the Plan shall be January 1, 1998.